EXHIBIT 16

August 24, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the Form S-1 filed on August 24, 2005, of Directed Electronics, Inc. and are in agreement with the statements contained in the third sentence of the first paragraph and the second paragraph under the heading “Change in Accountants” on page 98 therein. We have no basis to agree or disagree with other statements of the registrant contained in the first and third paragraph under the heading “Change in Accountants” on page 98 of the above referenced filing.

By:	/s/ Ernst & Young LLP